Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) dated December 31, 2011 is made between Timothy J. Reedy (the “Employee”), Conference Plus, Inc. (the “Company”) and Westell Technologies, Inc. (“Westell”).

WHEREAS, the Company made an employment offer to Employee on October 22, 2002 which was accepted by Employee on October 28, 2002 (the “Offer Letter”).

WHEREAS, the Offer Letter states that, in the event of a sale of the Company (defined as 51% Change in Control), Employee will receive a payment based on the Company’s EBITDA run rate for the preceding 12 months at the time of sale. Per the Offer Letter, the payment would be equal to 5% of the EBITDA run rate beginning at $5,000,000 and stopping at $25,000,000; provided however, that the Employee would receive a minimum payment of $250,000 (regardless of the EBITDA run rate) and a maximum payment of $1,250,000 (even if the EBITDA run rate exceeded $25,000,000). The payment is conditioned on Employee staying in his capacity for a successor, if desired by the acquirer, for a minimum of six months. The Employee would receive the payment upon the earlier of six months after the Change in Control or the Employee’s termination.

WHEREAS, Westell has entered into an agreement pursuant to which it will sell 100% of the outstanding shares of capital stock of the Company to Arkadin, Inc. (“Buyer”) (the sale is referred to as the “Transaction”), and the Transaction would constitute a “Change in Control” of the Company as defined in the Offer Letter.

WHEREAS, Employee’s position with the Company is being eliminated in connection with the closing of the Transaction, however, Westell has agreed to employ Employee following the closing of the Transaction until January 31, 2012 (the “Termination Date”) in order to assist Westell with administrative matters related to the Transaction.

WHEREAS, the Company, Westell and Employee wish to determine and settle the payment obligations that will be due to the Employee under the Offer Letter upon the Change in Control that will occur as a result of the Transaction and the termination of Employee’s employment on the Termination Date, and to settle and satisfy their obligations with respect to the Offer Letter.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The parties acknowledge that the General Waiver and Release Agreement, dated as of December 31, 2011, between Employee and Westell and the Offer Letter are the only written employment or related agreements in effect between them as of the date hereof, and that all prior employment or related agreements, including but not limited to the Severance Agreement, dated May 15, 2008, between the Company and the Employee (the “Severance Agreement”) have expired or terminated without any rights or obligations thereunder.

2. Subject to the consummation of the Transaction, Westell shall, on the Termination Date, make a lump sum payment in cash to the Employee in an amount equal to $349,871, which is the agreed upon amount equal to 5% of the EBITDA run rate for the previous twelve months ended, less any required tax withholdings.

3. In exchange for and subject to the payment pursuant to Section 2 above, the Employee, on behalf of himself and his successors, predecessors, assignees, owners and agents (collectively, the “Assigns”) hereby fully releases and discharges the Company and Westell and their related entities, successors, predecessors, assignees, owners and agents (collectively the “Company Entities”) from any and all debts, claims, counterclaims, third-party claims, demands, liabilities, actions, causes of action, rights, warranties, judgments, obligations, losses, damages, attorneys’ fees, assessments, whether known or unknown, suspected or unsuspected, arising in law, contract, equity or otherwise (“Claims”), which the Employee or any of his Assigns had, has, or may have against any of the Company Entities as related to this Agreement, the Offer Letter or the Severance Agreement.

4. Subject to the consummation of the Transaction, upon making the payment set forth in Section 2 above and without further action, the Offer Letter shall be terminated and neither party shall have any rights thereunder. However, if the Transaction is not consummated, then this Agreement shall be null and void and of no force and effect, and the Offer Letter shall be unmodified and remain in full force and effect.

5. Subject to the consummation of the Transaction, this Agreement contains the entire agreement between the Company, Westell and the Employee with respect to the Offer Letter and the Severance Agreement and supersedes all prior agreements and understandings, oral or written, between them with respect to such matters; provided however, that this Agreement does not supersede the General Waiver and Release Agreement, dated as of December 31, 2011, between Employee and Westell.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

EMPLOYEE:	COMPANY:

Timothy J. Reedy	Conference Plus, Inc.

/s/ Timothy J. Reedy	By: Name: Title:	/s/ Brian S. Cooper Brian S. Cooper CFO

WESTELL:

Westell Technologies, Inc.

	By: Name: Title:	/s/ Brian S. Cooper Brian S. Cooper CFO